Change in Independent Accountants

Based on the recommendation of the Audit Committee of the Colonial Counselor Select Income Portfolio, Colonial Counselor Select Balanced Portfolio and Colonial Counselor Select Growth Portfolio (the "Funds") on June 18, 1999, the Board of Trustees determined not to retain PricewaterhouseCoopers LLP ("PwC") as the independent accountants of the Funds, and voted to appoint Ernst & Young LLP for the fiscal year ended November 30, 1999. PwC had not performed an audit or issued a report for the Funds for any period through June 18, 1999. In addition, through June 18, 1999, there were no disagreements between the Funds and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of PwC would have caused it to make reference to the disagreements in a report on the financial statements.


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PricewaterhouseCoopers LLP
160 Federal Street
Boston, MA 02110-9862


January 25, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements by Liberty Funds Trust IV (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR as part of the Trust's Form N-SAR report dated January 28, 2000. We agree with the statements concerning our firm in such Form N-SAR.

Very truly yours,


PricewaterhouseCoopers LLP